Exhibit 23.2

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in this Registration Statement of First Metroplex Capital, Inc. on Form S-8 of our reports dated March 3, 2005, appearing in the Annual Report on Form 10-KSB and Form 10-KSB/A of First Metroplex Capital, Inc. for the year ended December 31, 2004.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
September 19, 2005